Exhibit 99.1

June 4, 2010

Moore Joins F&M Trust’s Risk Management Department

(CHAMBERSBURG, PA) Officials at F&M Trust announced that Michael A. Moore has joined the bank’s management team as Vice President and Risk Management Officer.

Moore has an extensive background is credit management during his thirteen years in banking.  He began his career as a commercial credit analyst and credit department supervisor at Dauphin Deposit Bank, and has been a credit department manager, commercial portfolio manager, and relationship manager.  Most recently he was vice president and commercial sales team leader at Susquehanna Bank in Harrisburg. As risk management officer, Moore will be responsible for ensuring the bank maintains adequate policies to control credit, operational, compliance and other risks. In addition, his duties include ensuring the overall quality of the bank’s loan portfolio and acting as a liaison to the bank’s internal audit and loan review firms.

A graduate of Shippensburg University, Moore holds a Bachelor of Science degree in Business Administration.  He has completed various banking courses offered by the American Institute for Banking (AIB) and Robert Morris Associates (RMA). A native of Williamsport, Moore currently resides in Harrisburg where he serves on the board of directors of the Dauphin County Crime Stoppers. He also currently serves as treasurer of the Cumberland/Perry Housing Initiative and was previously involved in various United Way campaigns.

F&M Trust is an independent community bank headquartered in Chambersburg with over $970 million in assets.  In addition to the Investment & Trust Services office in Camp Hill, the bank has twenty-five community-banking offices located throughout Cumberland, Franklin, Fulton and Huntington Counties in Carlisle, Boiling Springs, Newville, Shippensburg, Chambersburg, Waynesboro, Marion, Mont Alto, Greencastle, St. Thomas, Hustontown, McConnellsburg, Orbisonia, and Warfordsburg.